April 16, 2015                                 Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports First Quarter 2015 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter ending March 29, 2015.

First Quarter Highlights

•	First quarter 2015 GAAP earnings per diluted share were $.86, compared with $.50 in 2014.

•
Favorable disposition of a significant portion of Fox River-related environmental claims/litigation together with a gain on the sale of two metal ends and closures plants, partially offset by costs related to acquisition and restructuring activities, added $.30 to first quarter diluted earnings per share. First quarter 2014 GAAP results included after-tax charges of $.02 per diluted share related to restructuring.

•
Base net income attributable to Sonoco (base earnings) for first quarter 2015 was $.56 per diluted share, compared with $.52 in 2014. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided first quarter base earnings guidance of $.56 to $.61 per diluted share.

•	First quarter 2015 net sales grew 1.5 percent to $1.20 billion up from $1.19 billion in 2014.

•
Cash flow from operations was $57 million in the first quarter of 2015, compared with $45 million in 2014. Free cash flow for the first quarter was $15 million, compared with a negative $22 million in 2014. (See free cash flow definition later in this release.)

Second Quarter and 2015 Guidance

•	Base earnings for the second quarter of 2015 are estimated to be in the range of $.64 to $.69 per diluted share. Base earnings in the second quarter of 2014 were $.63 per diluted share.

•	Full-year 2015 base earnings are expected to remain in the previously announced range of $2.60 to $2.70 per diluted share.

•	Free cash flow in 2015 is projected to be approximately $140 million, which reflects the Company’s recent announcement to increase cash dividends to shareholders by 9.4 percent in 2015.

First Quarter Review
Commenting on the Company’s first quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, "To begin with, we are very pleased to conclude what we believe was the most significant portion of the Fox River environmental litigation. The time period for appeal of the court-approved settlement we reached last year with the government and certain other named parties expired last week. As a result, in the first quarter we reversed $32.5 million of reserves we had established for these claims. There are still remaining Fox River claims in litigation, but we are hopeful we will see a similarly positive resolution.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports First Quarter 2015 Results - page 2

"We are also pleased with the overall first-quarter performance of our diversified portfolio of businesses. Solid results in our Consumer Packaging and Protective Solutions segments helped drive a 7.6 percent year-over-year improvement in base earnings per share as they more than offset lower results in our Paper and Industrial Converted and Display and Packaging segments. Overall, the Company profited from the accretive benefit of acquisitions, solid productivity improvement, a positive overall price/cost relationship and benefits from Company-owned life insurance. Partially offsetting these positive factors were higher labor, maintenance and other operating costs, along with increased pension expense and the negative impacts of foreign currency exchange rates.

"Operating profits from our Consumer Packaging segment increased 12 percent over the prior-year quarter due to improved results in global composite cans, global plastics and flexible packaging. Overall, the segment benefited from a positive price/cost relationship, acquisitions and productivity improvements. These factors were partially negated by higher labor, maintenance and other operating costs, increased pension expense, foreign currency exchange rates and an unfavorable change in the LIFO inventory reserve. The benefit from volume improvements in global plastics and flexible packaging was more than offset by lower volume and negative mix in composite cans in North America. Results in the Display and Packaging segment met our expectations for the quarter, reflecting year-over-year volume declines from the closure of a domestic contract packaging operation.

"Segment operating profits in Paper and Industrial Converted Products declined nearly 7 percent as solid productivity improvements were negated by general inflation, increased pension expense and the negative impact of foreign exchange. While the segment overall experienced a slightly positive price/cost relationship, significantly lower than expected market prices for recovered fiber, plastics and metals had a meaningfully negative impact to the Company’s recycling operations. Our Protective Solutions segment produced a greater than 80 percent improvement in operating profits in the quarter as strong volume, a positive price/cost relationship and productivity improvements more than offset higher labor, maintenance and other operating costs.

"In addition, subsequent to quarter end, we were able to successfully complete the purchase of a majority interest in Graffo Paranaense de Embalagens S/A (Graffo), a closely held flexible packaging business located in Brazil. We believe that given Graffo’s strong technical capabilities and established relationships with both large global consumer product companies and growing local companies, together we will be able to grow our business in this important emerging market."

GAAP net income attributable to Sonoco in the first quarter was $87.9 million, or $.86 per diluted share, compared with $52.3 million, or $.50 per diluted share, in 2014. Base earnings in the first quarter were $57.1 million, or $.56 per diluted share, compared with $53.9 million, or $.52 per diluted share, in 2014. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring related items, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

First quarter base earnings exclude an after-tax benefit of $19.9 million, or $.19 per diluted share, from the reversal of reserves related to Fox River environmental litigation, an after-tax benefit of $16.8 million, or $.16 per diluted share, from the sale of two metal ends and closures plants, after-tax restructuring charges of $4.9 million, or $.04 per diluted share, and after-tax acquisition related expenses of $1.1 million, or $.01 per diluted share. First quarter 2014 base earnings excluded $1.6 million, or $.02 per diluted share, in after-tax restructuring charges. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the first quarter were $1.20 billion, up $18 million or 1.5 percent from last year’s quarter. Acquisitions contributed nearly $72 million to first quarter sales while exchange rate changes and divestitures had the effect of reducing reported sales by $57 million compared to the prior year first quarter.

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Sonoco Reports First Quarter 2015 Results - page 3

Gross profits were $223.4 million in the first quarter, up 5 percent, compared with $212.3 million in the same period in 2014. Gross profit as a percent of sales improved to 18.6 percent, compared with 17.9 percent in the same period in 2014. This improvement was due primarily to manufacturing and other productivity gains and an overall positive price/cost relationship, which were partially offset by wage inflation, increased operating costs and higher pension expense. Excluding acquisitions, divestitures and the reversal of environmental reserves, the Company’s first quarter selling, general and administrative expenses decreased 2.0 percent as lower management incentive costs, benefits from Company-owned life insurance and the impact of exchange rates were partially offset by wage inflation and higher pension costs.

Cash generated from operations in the first quarter was $57 million, compared with $45 million in the same period in 2014. Free cash flow for the first quarter was $15 million, compared with a negative $22 million in 2014. Both operating cash flow and free cash flow improved modestly this quarter due primarily to higher GAAP net income, excluding the net non-cash benefit of the reversal of Fox River environmental reserves, together with reduced domestic pension contributions and less significant increases in working capital during the quarter. Net capital expenditures and cash dividends were $10 million and $32 million, respectively, during the quarter, compared with $35 million and $32 million, respectively, during the same period in 2014. Current year capital expenditures include new composite can production facilities under development in Malaysia, Poland and China. Also during the quarter, the Company received cash of $29.1 million from the sale of two metal ends and closures plants, which is reflected in net capital expenditures. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets.)

At the end of the first quarter of 2015, total debt was approximately $1.3 billion, compared to $1.3 billion at December 31, 2014. The Company had no commercial paper outstanding and the debt-to-total capital ratio was 45.2 percent at March 29, 2015, compared with 45.1 percent at the end of 2014. Cash and cash equivalents were $201 million at March 29, 2015, compared with $161 million at year end 2014.

Corporate
Net interest expense for the first quarter of 2015 increased to $13.2 million, compared with $12.6 million during the same period in 2014. The increase was due to higher year-over-year debt levels. The 2015 first quarter effective tax rates on GAAP and base earnings were 23.8 percent and 31.9 percent, compared with a 31.3 percent and 31.1 percent rate for GAAP and base earnings, respectively, in the prior year’s quarter. The main driver in the year-over-year decrease in the GAAP income tax rate is the tax benefit associated with the loss on stock of the underlying subsidiary associated with the sale of the two metal ends and closures plants.

Second Quarter and Full-Year 2015 Outlook
Sonoco expects second quarter 2015 base earnings to be in the range of $.64 to $.69 per diluted share. The Company’s second quarter 2014 base earnings were $.63 per diluted share. Annual 2015 base earnings per diluted share are expected to be in the range of $2.60 to $2.70. The Company’s 2015 guidance anticipates a 32 percent effective tax rate for the year. Free cash flow is expected to be approximately $140 million in 2015, compared to $120 million in 2014, and is $10 million lower than previous guidance due to the Company’s recently announced 9.4 percent increase in the per-share dividend which is expected to be paid to shareholders in 2015.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

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Sonoco Reports First Quarter 2015 Results - page 4

Commenting on the Company’s outlook, Sanders said, "Despite slow seasonal starts over the past several years, Sonoco’s balanced portfolio of businesses has demonstrated the ability to rebound over the course of the year to produce targeted results. While we expect to face some headwinds over the remainder of the year from higher pension costs and a stronger U.S. dollar, we believe economic conditions will continue to improve along with consumer confidence and that our businesses will be able to respond accordingly. As announced last quarter, we have begun implementing a series of actions focused on improving our cost competitiveness by optimizing our supply chain, enhancing productivity, and streamlining our corporate and business unit structures. Entering the second quarter, we anticipate seeing continued improvement in operations due to these ongoing efforts while customer orders appear to be running in line with the volume expectations reflected in our guidance.

"Finally, we remain firmly committed to our Grow and Optimize strategy. In 2015 and beyond this means we are focused on achieving higher than market average growth; improving operating margins; continued successful integration of Weidenhammer and Graffo; maximizing free cash flow; optimizing our portfolio through simplification and improved efficiency, and targeting capital deployment to grow our business and return cash to shareholders."

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

First quarter 2015 sales for the segment were $520 million, compared with $465 million in 2014. Segment operating profit was $54.0 million in the first quarter, compared with $48.2 million in the same quarter of 2014.

Segment sales grew 12 percent during the quarter due primarily to $67 million in sales added by the Weidenhammer acquisition, partially offset by the divestiture of two metal ends and closures plants and the negative impact of foreign exchange. Segment operating profit increased 12 percent benefiting from the previously mentioned acquisition and divestiture, along with a positive price/cost relationship due to lower resin costs in global plastics, and manufacturing productivity improvements. These positive factors were partially offset by higher operating expenses, increased pension expense and an unfavorable adjustment to the LIFO inventory reserve due to price and mix changes. Volume improvement in global plastics and flexible packaging was more than offset by lower volume and mix in North America composite cans.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

First quarter 2015 sales for this segment were $143 million, compared with $153 million in 2014. Segment operating profit was $3.9 million in the quarter, compared with $5.4 million in 2014.

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Sonoco Reports First Quarter 2015 Results - page 5

Sales declined 7 percent for the quarter due to the negative impact of foreign exchange. Absent the impact of foreign exchange sales grew 3 percent as lost volume stemming from the closure of a domestic contract packaging operation was more than offset by volume increases in domestic point-of-purchase display businesses. The 27 percent decline in operating profit was driven primarily by the negative impact of foreign exchange and a customer electing to exit the domestic contract packaging market, slightly offset by point-of-purchase display volume increases.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

First quarter 2015 sales for the segment were $422 million, down 7 percent, from $456 million in 2014. Segment operating profit was $27.8 million in the first quarter, compared with $29.8 million in 2014.

Segment sales declined 7 percent during the quarter due to the negative impact from foreign exchange, lower global volume and declining selling prices stemming from reduced recovered fiber prices. Operating profit declined 7 percent as solid productivity improvements were negated by general inflationary costs, increased pension expense and the negative impact of foreign exchange. While the segment overall experienced a slightly positive price/cost relationship, significantly lower than expected market prices for recovered fiber, plastics and metals had a meaningfully negative impact to the Company’s recycling operations. Additionally, in our paper business, percentage operating margins improved from prior quarter levels resulting in a $2 million increase in the segment's intercompany deferred profit reserve. As a result, first quarter 2015 segment profitability does not fully reflect the improved run rate in paper operations.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

First quarter 2015 sales were $118 million, compared with $112 million in 2014. Operating profit was $9.7 million, compared with $5.3 million in the first quarter of 2014.

This segment’s 5 percent increase in sales was due to improved volume in temperature-assured packaging, molded foam automotive components and paper-based packaging. Operating profits gained 83 percent due to volume gains, a positive price/cost relationship, and manufacturing productivity improvements.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 3 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 96309681. The archived call will be available through April 26, 2015. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

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Sonoco Reports First Quarter 2015 Results - page 6

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 20,800 employees working in more than 330 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2014/2015 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “aspires,” “potential”, or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding availability and supply of raw materials and offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, anticipated income tax rates, refinancing and repayment of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, growth opportunities, continued payments of dividends, stock repurchases, producing improvements in earnings, improving margins, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials

•	success of new product development and introduction

•	ability to maintain or increase productivity levels and contain or reduce costs

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results

•	international, national and local economic and market conditions

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms

•	fluctuations in obligations and earnings of pension and postretirement benefit plans

•	pricing pressures, demand for products and ability to maintain market share

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Sonoco Reports First Quarter 2015 Results - page 7

•	continued strength of our paperboard-based tubes and cores, and composite can operations

•	anticipated results of restructuring activities

•	resolution of income tax contingencies

•	ability to successfully integrate newly acquired businesses into the Company’s operations

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets

•	rate of growth in foreign markets

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges

•	liability for and anticipated costs of environmental remediation actions

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value

•	accuracy in valuation of deferred tax assets

•	actions of government agencies and changes in laws and regulations affecting the Company

•	loss of consumer or investor confidence

•	economic disruptions resulting from terrorist activities

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports First Quarter 2015 Results - page 8

	THREE MONTHS ENDED
	March 29, 2015	March 30, 2014

Net sales	$1,203,264	$1,185,626
Cost of sales	979,817	973,323
Gross profit	223,447	212,303
Selling, general and administrative expenses	96,665	123,750
Restructuring, asset impairment charges and gain on dispositions	(359)	1,992
Income before interest and income taxes	$127,141	$86,561
Net interest expense	13,221	12,643
Income before income taxes and equity in earnings of affiliates	113,920	73,918
Provision for income taxes	27,138	23,169
Income before equity in earnings of affiliates	86,782	50,749
Equity in earnings of affiliates, net of tax	1,046	1,476
Net income	87,828	52,225
Net loss attributable to noncontrolling interests	92	77
Net income attributable to Sonoco	$87,920	$52,302

Weighted average common shares outstanding – diluted	102,167	103,767

Diluted earnings per common share	$0.86	$0.50
Dividends per common share	$0.32	$0.31

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 29, 2015	March 30, 2014
Net sales
Consumer Packaging	$519,877	$464,925
Display and Packaging	142,998	153,022
Paper and Industrial Converted Products	422,311	455,610
Protective Solutions	118,078	112,069
Consolidated	$1,203,264	$1,185,626

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$54,028	$48,183
Display and Packaging	3,895	5,357
Paper and Industrial Converted Products	27,797	29,750
Protective Solutions	9,685	5,287
Restructuring, asset impairment charges and gain on dispositions	359	(1,992)
Other non-base income/(charges)	31,377	(24)
Consolidated	$127,141	$86,561

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Sonoco Reports First Quarter 2015 Results - page 9

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 29, 2015	March 30, 2014

Net income	$87,828	$52,225
Asset impairment charges	275	492
Depreciation, depletion and amortization	51,877	47,179
Fox River environmental reserves	(32,775)	4
Net pension and postretirement plan contributions	(4,005)	(34,402)
Changes in working capital	(39,013)	(58,605)
Other operating activity	(6,698)	38,571
Net cash provided by operating activities	57,489	45,464

Purchase of property, plant and equipment, net	(39,354)	(35,418)
Proceeds from dispositions	29,108	—
Net debt proceeds	1,325	3,695
Cash dividends	(32,263)	(31,725)
Shares acquired under announced buyback	—	(8,635)
Other, including effects of exchange rates on cash	23,331	459

Net increase/(decrease) in cash and cash equivalents	39,636	(26,160)
Cash and cash equivalents at beginning of period	$161,168	$217,567
Cash and cash equivalents at end of period	$200,804	$191,407

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 29, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$200,804	$161,168
Trade accounts receivable, net of allowances	688,997	668,710
Other receivables	58,464	44,411
Inventories	403,485	420,276
Prepaid expenses and deferred income taxes	74,088	95,718
	1,425,838	1,390,283
Property, plant and equipment, net	1,102,481	1,148,607
Goodwill	1,151,170	1,182,936
Other intangible assets, net	261,378	280,935
Other assets	214,290	207,235
	$4,155,157	$4,209,996
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$797,181	$844,229
Notes payable and current portion of long-term debt	51,936	52,280
Income taxes payable	15,432	8,936
	$864,549	$905,445
Long-term debt, net of current portion	1,200,509	1,200,885
Pension and other postretirement benefits	436,900	444,231
Deferred income taxes and other	132,643	136,660
Total equity	1,520,556	1,522,775
	$4,155,157	$4,209,996

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Sonoco Reports First Quarter 2015 Results - page 10

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

		Non-GAAP Adjustments
Three Months Ended March 29, 2015	GAAP	Restructuring / Asset Impairment Charges(1,2)	Other Adjustments(3)	Base

Net sales	$1,203,264	$—	$—	$1,203,264
Cost of sales	979,817	—	—	979,817
Gross profit	223,447	—	—	223,447
Selling, general and administrative expenses	96,665	—	31,377	128,042
Restructuring, asset impairment charges and gain on dispositions	(359)	359	—	—
Income before interest and income taxes	127,141	(359)	(31,377)	95,405
Interest expense, net	13,221	—	—	13,221
Income before income taxes	113,920	(359)	(31,377)	82,184
Provision for income taxes	27,138	11,591	(12,512)	26,217
Income before equity in earnings of affiliates	86,782	(11,950)	(18,865)	55,967
Equity in earnings of affiliates, net of taxes	1,046,000	—	—	1,046,000
Net income	87,828	(11,950)	(18,865)	57,013
Net (income) attributable to noncontrolling interests	92	(15)	—	77
Net income attributable to Sonoco	$87,920	$(11,965)	$(18,865)	$57,090

Per Diluted Share	$0.86	$(0.12)	$(0.18)	$0.56

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Sonoco Reports First Quarter 2015 Results - page 11

		Non-GAAP Adjustments
Three Months Ended March 30, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Net sales	$1,185,626	$—	$—	$1,185,626
Cost of sales	973,323	—	—	973,323
Gross profit	212,303	—	—	212,303
Selling, general and administrative expenses	123,750	—	(24)	123,726
Restructuring, asset impairment charges and gain on dispositions	1,992	(1,992)	—	—
Income before interest and income taxes	86,561	1,992	24	88,577
Interest expense, net	12,643	—	—	12,643
Income before income taxes	73,918	1,992	24	75,934
Provision for income taxes	23,169	411	9	23,589
Income before equity in earnings of affiliates	50,749	1,581	15	52,345
Equity in earnings of affiliates, net of taxes	1,476	—	—	1,476
Net income	52,225	1,581	15	53,821
Net (income) attributable to noncontrolling interests	77	(4)	—	73
Net income attributable to Sonoco	$52,302	$1,577	$15	$53,894

Per Diluted Share	$0.50	$0.02	$—	$0.52

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Included in 2015 Restructuring/Asset impairment charges are disposal and income tax gains related to the sale of two of the Company's metal end and closures plants.

(3) Other adjustments consist primarily of acquisition-related costs; and the release of reserves related to the partial settlement of the Fox River environmental claims.

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